Exhibit 107

Form S-8

(Form Type)

Newell Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Other(2)	36,974,500(3)	$22.74 (2)	$840,800,130(2)	$92.70 per $1,000,000	$77,943.00

Total Offering Amounts					$840,800,130		$77,943.00

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$77,943.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also includes additional shares of common stock, par value $1.00 per share (“Common Stock”) of Newell Brands Inc., a Delaware corporation (the “Company”) for offer or sale under the Newell Brands Inc. 2022 Incentive Plan (the “Plan”) that become issuable under the plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the $23.45 (high) and $22.02 (low) sale prices of the Common Stock as reported on The Nasdaq Global Market tier of The Nasdaq Stock Market LLC on May 2, 2022, which date is within five business days prior to the filing of this registration statement.

(3)	Represents 36,974,500 shares of Common Stock reserved for issuance pursuant to the Plan.